Explanation of Responses
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(1) Warburg Pincus Partners LLC, a New York limited liability company and a subsidiary of Warburg Pincus & Co., a New York general partnership ("WPP LLC"), is the general partner of Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (together with two affiliated partnerships, "WPEP"). WPEP is managed by Warburg Pincus LLC, a New York limited liability company ("WP LLC"). WPEP is party to a Note Contribution and Exchange Agreement (the "Contribution Agreement"), dated as of April 4, 2005, by and among ev3 Inc., a Delaware corporation (the "Company") and wholly owned subsidiary of ev3 LLC, a Delaware limited liability company ("ev3 LLC"), ev3 Endovascular Inc., a Delaware corporation ("Endovascular") and wholly owned subsidiary of ev3 LLC, Vertical Fund I, L.P., a Delaware limited partnership, and Vertical Fund II, L.P., a Delaware limited partnership (together with Vertical Fund I, L.P., the "Vertical Funds", and together with WPEP, the "Contributors"). The Contributors are the holders of demand promissory notes previously given by Endovascular to the Contributors (the "Demand Notes"). Upon the terms and subject to the conditions set forth in the Contribution Agreement, the Contributors have agreed to contribute (the "Contribution") to the Company certain of the Demand Notes in exchange for shares of common stock, par value $0.01 per share ("Common Stock"), of the Company. The number of shares of Common Stock each Contributor will receive upon the closing of the Contribution is determined by a formula set forth in the Contribution Agreement and cannot be determined as of the date of this filing. For the purpose of this filing, it has been assumed that the demand promissory notes held by WPEP will be contributed to the Company in exchange for the issuance of 15,939,350 shares of Common Stock.

WPEP is also a member of ev3 LLC. Pursuant to an Agreement and Plan of Merger, dated as of April 4, 2005, by and between the Company and ev3 LLC, prior to the consummation of the initial public offering (the "IPO") of shares of Common Stock by the Company, ev3 LLC will be merged with and into the Company (the "Merger"), with the Company surviving the Merger. In connection with the Merger, WPEP's membership interests in ev3 LLC will be converted into 12,239,995 shares of Common Stock, after giving effect to a one for six reverse stock split that will occur following the Merger.

(2) By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, each of WPEP, WPP LLC, WP and WP LLC may be deemed to be the beneficial owner of all of the shares of Common Stock that will be owned by WPEP following the Contribution and the Merger. Each of WPP LLC, WP and WP LLC disclaim beneficial ownership of all shares of the Common Stock that will be owned by WPEP following the Contribution and the Merger, except to the extent of any indirect pecuniary interest therein. The reporting persons will file an amendment to this Form 3 once the Contribution, the Merger, the one for six reverse stock split and the IPO have been consummated and the actual number of shares of Common Stock beneficially owned by WPEP have been determined.